EXHIBIT 23 (i)


                              ROY W. ADAMS, JR.
                          INDEPENDENT LEGAL COUNSEL

370 PARK STREET                                       TELEPHONE:  (925) 631-0222
SUITE 2                      January 28, 2013         FACSIMILE:  (815) 301-3414
MORAGA, CALIFORNIA 94556                             E-MAIL: rwadams@pacbell.net


First Pacific Mutual Fund, Inc.
2756 Woodlawn Drive, #6-201
Honolulu, Hawaii  96822

RE:	First Pacific Mutual Fund, Inc.
      -------------------------------

Ladies and Gentlemen:

	I have acted as outside counsel for First Pacific Mutual Fund, Inc., a Maryland corporation (the "Fund"), in connection with the registration by the Fund of its shares of common stock, par value $.01 per share. The Articles of Incorporation of the Fund authorize the issuance of one hundred million (100,000,000) shares of common stock, which are divided into multiple series, each of which is divided into one or more classes. The shares of common stock designated into each such series and classes are referred to herein as "Common Stock." You have asked for my opinion on certain matters relating to the Common Stock.

	I have reviewed the Fund's Articles of Incorporation, Articles Supplementary, Articles of Amendment and By-laws, resolutions of the Fund's Board of Directors (the "Board"), certificates of public officials and of the Fund's officers and such other legal and factual matters as I have deemed appropriate. I have also reviewed the Fund's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "Registration Statement"), as amended through Post-Effective Amendment No. 37 thereto.

	This opinion is based exclusively on the General Corporation Law of the State of Maryland and the federal securities laws of the United States of America.

	I have also assumed the following for purposes of this opinion:

            1.	The shares of Common Stock have been issued in accordance
with the Articles of Incorporation, Articles Supplementary and By-laws of the Fund and resolutions of the Fund's Board relating to the creation, authorization and issuance of the Common Stock.

            2.	Prior to the issuance of any shares of future Common Stock,
the Board (a) will duly authorize the issuance of such future Common Stock, (b) will determine with respect to each series of such future Common Stock the preferences, limitations and relative rights applicable thereto, the number of shares of such series, and will duly take the action necessary to create such series and (c) if any such series of such future Common Stock is classified into separate classes, will duly take the action necessary to create such class and to determine the number of shares of such class and the relative designations, preferences, limitations and relative rights thereof and (d) to amend the Fund's Articles of Incorporation to provide for such additional series and class.

            3.	With respect to the shares of future Common Stock, there will be compliance with the terms, conditions and restrictions applicable to the issuance of such shares that are set forth in (i) the Fund's Articles of Incorporation and By-laws, each as amended as of the date of such issuance, and
(ii) the applicable future class and series designations.

            4.	The Board will not change the preferences, limitations or
relative rights of any class or series of Common Stock after any shares of such class or series have been issued.

	Based upon the foregoing, I am of the opinion that the Common Stock will be, when issued in accordance with, and sold for the consideration described in, the Registration Statement, validly issued, fully paid and non-assessable by the Fund.

	I consent to the filing of this opinion with Post-Effective Amendment No. 37 to the Registration Statement to be filed by the Fund with the Securities and Exchange Commission.


Very truly yours,

/s/ Roy W. Adams, Jr.

Roy W. Adams, Jr.